SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

HCI GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

2018

April 27, 2018

TO OUR SHAREHOLDERS:

You are cordially invited to attend our 2018 Annual Shareholders’ Meeting, which will be held at our headquarters, Cypress Commons, 5300 West Cypress Street, Suite 105, Tampa, Florida 33607, on Thursday, May 24, 2018, at 3 p.m., local time. Shareholders will be admitted beginning at 2:30 p.m.

We look forward to reporting to you and discussing with you our achievements during the past year.

Your vote is very important. Please sign and return the accompanying proxy card or follow the instructions on the card for voting by telephone or Internet. That way, your shares will be voted as you direct.

Paresh Patel

Chairman of the Board Chief Executive Officer

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF HCI GROUP, INC.:

TIME:	3 p.m., local time, on Thursday, May 24, 2018. Shareholders will be admitted beginning at 2:30 p.m.

PLACE:	Cypress Commons 5300 West Cypress Street, Suite 105 Tampa, Florida 33607

ITEMS OF BUSINESS:	1. To elect Class A directors;

2. To ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018;

3. To transact such other business that may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You may vote only if you were a shareholder of record on April 11, 2018.

ANNUAL REPORT	Our 2017 Annual Report to Shareholders, which is not a part of this proxy statement, is enclosed.

PROXY VOTING	It is important that your shares be represented at the annual meeting and voted in accordance with your instructions. Please indicate your instructions by promptly signing and dating the enclosed proxy card and mailing it in the enclosed postage paid, pre-addressed envelope or by following the instructions on the proxy card for telephone or Internet voting.

By Order of the Board of Directors,

Andrew L. Graham

Secretary and General Counsel

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2018

TO THE SHAREHOLDERS OF HCI GROUP, INC.:	April 27, 2018

This proxy statement and the form of proxy (first sent to shareholders on the approximate date set forth above) are delivered in connection with the solicitation of proxies by directors of HCI Group, Inc., a Florida corporation (the “company,” “we,” or “us”), to be voted at our 2018 Annual Meeting of Shareholders and at any adjournments or postponements thereof.

You are invited to attend our Annual Meeting of Shareholders on Thursday, May 24, 2018, beginning at 3 p.m., local time. The Annual Meeting will be held at our headquarters, Cypress Commons, 5300 West Cypress Street, Suite 105, Tampa, Florida 33607. Shareholders will be admitted beginning at 2:30 p.m.

It is important that your proxy be returned promptly to avoid unnecessary expense to the company. Therefore, whether you plan to attend the Annual Meeting or not and regardless of the number of shares you own, please date, sign and return the enclosed proxy card promptly or follow the instructions on the card for voting by telephone or Internet.

At the meeting, the use of cameras, audio or video recording equipment, communications devices or similar equipment will be prohibited.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on May 24, 2018:

This proxy statement and the 2017 Annual Report to Shareholders are available at

http://www.hcigroup.com/2018proxymaterials

Upon your written request, we will provide you with a copy of our 2017 annual report on Form 10-K, including exhibits, free of charge. Send your request to HCI Group, Inc., c/o Kevin Mitchell, Vice President of Investor Relations, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607.

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

The principal purposes of the Annual Meeting are to elect two directors to the company’s Board of Directors and ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018. In addition, our management will report on our performance during 2017, discuss challenges ahead and respond to questions from shareholders.

When were these materials mailed?

We began mailing this proxy statement on or about April 27, 2018.

Who is entitled to vote?

Shareholders of record at the close of business on the record date, April 11, 2018, are entitled to vote in person or by proxy at the Annual Meeting. In general, shareholders are entitled to one vote per common share on each matter voted upon. In an election for directors, however, shareholders are entitled to vote the number of shares they own for as many director candidates as there are directors to be elected. The Board of Directors has determined that the Board of Directors should include three Class A directorships. However, only two director candidates have been nominated and are eligible to be voted upon. Accordingly, since two directors are to be elected at this Annual Meeting, in electing directors, each share held will entitle the shareholder to two votes, one per director. Shareholders may not cumulate their votes. As of April 11, 2018, there were 9,372,389 common shares outstanding.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares outstanding will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as “WITHHOLD AUTHORITY” and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting, but will not be counted for any other purpose. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions as to that proposal from the beneficial owner.

What is the difference between a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a “shareholder of record.” This Notice of Meeting and proxy statement has been provided directly to you by HCI Group, Inc. You may vote by ballot at the meeting or vote by proxy. To vote by proxy, sign, date and return the enclosed proxy card or follow the instructions on the proxy card for voting by telephone or Internet. Alternatively, you may provide your own proxy to anyone to represent you and vote on your behalf at the meeting.

If your shares are held for you in a brokerage, bank, or other institutional account (that is, held in “street name”), then you are not a shareholder of record. Rather, the institution is the shareholder of record and you are the “beneficial owner” of the shares. The accompanying Notice of Meeting and this proxy statement have been forwarded to you by that institution. If you complete and properly sign the accompanying proxy card and return it in the enclosed envelope, or follow the instructions on the proxy card for voting by telephone or Internet, the institution will cause your shares to be voted in accordance with your instructions. If you are a beneficial owner of shares and wish to vote in person at the Annual Meeting, then you must obtain a proxy, executed in your favor, from the shareholder of record (the institution).

How do I vote?

By Ballot at the Meeting. If you are a shareholder of record and attend the Annual Meeting, you may vote in person by ballot at the Annual Meeting. To vote by ballot, you must register and confirm your shareholder status at the meeting. If the shareholder of record is a corporation, partnership, limited liability company or other entity of which you are an officer or other authorized person, then you should bring evidence of your authority to vote the shares on behalf of the entity. If your shares are held for you in a brokerage, bank, or other institutional account (that is, in “street name”), you must obtain a proxy, executed in your favor, from that institution (the shareholder of record) to vote your beneficially-owned shares by ballot at the Annual Meeting. In the election of directors (Matter No. 1), each share held by a shareholder of record will be entitled to two votes, one for each director to be elected. Your option with respect to each director will be to vote “FOR” the director or to abstain from voting. In the vote to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018 (Matter No. 2), each share held by a shareholder of record will be entitled to one vote. Your options will be to vote “FOR” or “AGAINST” or to “ABSTAIN.”

By Proxy. If you complete, sign, and return the accompanying proxy card or follow the instructions on the proxy card for voting by telephone or Internet, then your shares will be voted as you direct. In the election of directors (Matter No. 1), your options with respect to each director are to direct a vote “FOR” or to “WITHHOLD AUTHORITY.” In the proposal to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018 (Matter No. 2), your options will be to direct votes “FOR” or “AGAINST” or to direct the proxy to “ABSTAIN” from voting on that proposal.

If you are a shareholder of record, then you may opt to deliver your completed proxy card in person at the Annual Meeting.

Can I vote by telephone or Internet?

Yes. If you follow the instructions on the proxy card for voting by telephone or Internet, your shares will be voted as you direct.

What does it mean if I receive more than one proxy card?

When you own your shares in different ways, you will receive separate proxy cards for each mode of ownership. For example, you may own shares individually, as a joint tenant, in an individual retirement account, in trust, or in one or more brokerage accounts. You should complete, sign, and return each proxy card you receive or follow the telephone or Internet instructions on each card. The instructions on each proxy card may differ. Be sure to follow the instructions on each card.

Can I change my vote or instruction?

Yes. You may follow the instructions on the proxy card to change your votes or instructions any time before midnight the day before the meeting.

In addition, if you are a shareholder of record, you may revoke your proxy any time before your shares are voted by filing with the secretary of the company a written notice of revocation or submitting a duly executed proxy bearing a later date. If you file a notice of revocation, you may then vote (or abstain from voting) your shares in person at the Annual Meeting. If you submit a later dated proxy, then your shares will be voted in accordance with that later dated proxy. No such notice of revocation or later dated proxy, however, will be effective unless received by us at or before the Annual Meeting and before your shares have been voted at the meeting. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof as indicated on the proxy card. Sending in a proxy does not affect your right to vote in person if you attend the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

If I submit a proxy card, how will my shares be voted?

Your shares will be voted as you instruct on the proxy card.

What happens if I submit a proxy card and do not give specific voting instructions?

If you are a shareholder of record and sign and return the proxy card without indicating your instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. As of the date this proxy statement went to print, we did not know of any other matter to be raised at the Annual Meeting.

If you are a beneficial owner and you sign and return your proxy card without indicating your instructions, then your broker or nominee will vote, or not vote, in accordance with the rules of the New York Stock Exchange (provided the broker or nominee is a member of the New York Stock Exchange). If a voting matter is designated by the New York Stock Exchange as “routine” then your broker or nominee may vote or not vote in its own discretion. If a voting matter is designated “non-routine” by the New York Stock Exchange, then your broker or nominee cannot vote without your instructions.

Which voting matters are considered routine or non-routine?

In general, uncontested matters and matters not involving a merger or consolidation or affecting substantially the rights or privileges of the stock are considered routine under the rules of the New York Stock Exchange. Accordingly, we expect the New York Stock Exchange will designate as routine the proposal to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018 (Matter No. 2) and brokers and other nominees will be permitted to vote on that matter. On the other hand, the New York Stock Exchange views matters involving the election of directors as non-routine. Accordingly, the election of directors (Matter No. 1) will be designated by the New York Stock Exchange as non-routine and brokers and other nominees will not be permitted to vote on these matters without instructions from the beneficial owner.

What happens if I do not submit a proxy card and do not vote by telephone or Internet?

If you are a shareholder of record and you neither designate a proxy nor attend the Annual Meeting, your shares will not be represented at the meeting. If you are the beneficial owner of shares held in the name of a member of the New York Stock Exchange, that member may vote in its discretion on matters deemed routine by the New York Stock Exchange. Without your instruction, the member may not vote on matters considered “non-routine.”

What are the Board’s recommendations?

The Board’s recommendations are set forth elsewhere in this proxy statement. In summary, the Board recommends votes—

➢	FOR election of the following nominees for director positions:

James Macchiarola

Harish Patel

➢	FOR ratification of the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018.

What vote is required to approve each item?

Election of directors. In the election of directors, the two highest recipients of “FOR” votes will be elected. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Ratification of appointment of independent registered public accounting firm. The proposal to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018 will be approved if the number of votes for the proposal exceeds the number of votes against the proposal.

Other Matters. We do not anticipate other matters coming to a vote at the Annual Meeting. Should any other matter be brought to a vote, the matter will be approved if the number of votes favoring the matter exceeds the number of votes opposing the matter.

How will votes be counted?

All votes will be tabulated by the secretary of the company. We have engaged Broadridge Financial Solutions, Inc. to collect and tabulate proxy instructions. Although abstentions and broker non-votes are each included in the determination of the number of shares present, they are not counted on any matters brought before the meeting.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, or employees in person or by mail, telephone, facsimile or electronic transmission. We have requested brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to beneficial owners and have agreed to reimburse those institutions for their out-of-pocket expenses.

RULES OF CONDUCT

To ensure fair, orderly and constructive meetings, the Board of Directors has adopted the following rules of conduct for shareholder meetings.

1.   All attendees must register before entering the meeting room.

2.   The meeting will follow the schedule set forth on the agenda.

3.   Only shareholders of record as of the record date or their duly authorized representatives are entitled to vote or address the meeting.

4.   No business will come before the meeting except in compliance with Article II, Section 11 of our bylaws and its prior notice requirements.

5.   No one may address the meeting unless recognized by the presiding officer of the meeting.

6.   Each speaker will be limited to 3 minutes and 3 questions. Questions and comments must be directly relevant to the company’s business or operations. Questions or comments that are repetitious, relate to pending or threatened litigation, or deal with general economics, politics or public policy are prohibited.

7.   Rude or disruptive behavior is prohibited.

8.   The use of cameras, audio or video recording equipment, communications devices or similar equipment is prohibited.

9.   Attendees who violate these rules may be removed.

10.   The decisions of the presiding officer in interpreting and enforcing these rules of conduct will be final.

MATTER NO. 1

ELECTION OF DIRECTORS

Two directors are to be elected at the Annual Meeting. In accordance with the company’s articles of incorporation, the Board of Directors is divided into three classes. All directors within a class have the same three-year term of office. The class terms expire at successive annual meetings so that each year a class of directors is elected. The current terms of director classes expire in 2018 (Class A directors), 2019 (Class B directors), and 2020 (Class C directors). Each of the Class A directors elected at the 2018 Annual Meeting will be elected to serve a three-year term.

Class A director Martin Traber informed us in August 2017 that he would not seek re-election to the Board of Directors. A search for qualified candidates to fill this open Board seat is ongoing. With the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated the following persons to stand for re-election as Class A directors at the 2018 Annual Meeting of Shareholders, with terms expiring in 2021:

James Macchiarola

Harish Patel

Each of the nominees for election as a director has consented to serve if elected. If, as a result of circumstances not now known or foreseen, one or more of the nominees should be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

The persons named in the enclosed proxy card intend, unless otherwise directed, to vote such proxy “FOR” the election of James Macchiarola and Harish Patel as Class A directors of HCI Group, Inc. The nominees receiving the two highest “FOR” vote totals will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES AS DIRECTORS OF THE COMPANY — ITEM 1 ON YOUR PROXY CARD.

DIRECTORS

Directors Standing for Election (Class A)

James Macchiarola, age 69, has served on our Board since November 12, 2013. From 1999 until his retirement in 2015, Mr. Macchiarola served in various positions for the Clearwater, Florida office of Orange Business Services (formerly Equant), a global information technology and communications services provider and subsidiary of Orange S.A. (formerly France Telecom S.A.). From 2009 to 2015, he served as its vice president and head of North American equipment resales and integration services. From 2007 to 2009, he was that company’s area sales vice president for the U.S. east coast and Canada. From 2003 to 2007, he was head of its integration services sales. From 2002 to 2003, he served as head of service operations for the Americas. From 1999 to 2003, he served as head of managed services. From 1994 to 1999, Mr. Macchiarola served as chief operating officer for Techforce, a U.S. based systems integrator. Before that he also served in various positions for Racal Datacom and Syncordia (1990 to 1994), AT&T Paradyne (1984 to 1990) and IBM Corp. (1969 to 1984).

Mr. Macchiarola brings considerable business, management, marketing, and systems experience to the Board of Directors. Information technology and systems knowledge has become increasingly important to the company as the growth of technology in the market becomes more sophisticated. In addition, the company expects Mr. Macchiarola will provide guidance and oversight in the direction of the company’s own information technology division. The marketing and sales experience gained by Mr. Macchiarola, for example, as vice president and head of North American equipment resales and integration services, will prove valuable as the company continues to grow and expand into new products and territories. Mr. Macchiarola serves as chairman of our compensation committee and as a member of our governance and nominating committee.

Harish M. Patel, age 61, has served on our Board of Directors since 2011. Since 2006, Mr. Patel has served also as a director for Medenet, Inc. a medical software and data analytics company based in St. Petersburg, Florida. From 1976 to 1987, Mr. Patel served in various capacities, including as director of sales, director of operations and director at large, for Colorama Photo Processing Laboratories, a family-owned photo processing business located in London, England which pioneered the provision of next day and same day photo processing services to retail outlets in Central London and later provided those services to other regions of the United Kingdom. From 1987 to 1992, Mr. Patel served in various capacities, including as director at large, for Colorama Pharmaceuticals Ltd., a family-owned start-up venture which distributed pharmaceuticals to the client base of the photo processing company. From 1992 to 2005, he served as director for Kwik Photo Retail Stores, a London-based, operator of stand-alone and in-store retail photo processing labs. During his tenure, that company expanded from 23 company-owned stores to over 100 outlets. In addition, he established and managed a United States-based data processing subsidiary for that company. None of the foregoing companies are affiliated with our company. He has no familial relationship to Paresh Patel, our chief executive officer and chairman of the Board.

Mr. Patel brings a wide range of business and management experience to the Board of Directors. We expect Mr. Patel’s business and management experience will enhance oversight of the company’s business performance and financial disclosure. We believe also the knowledge he has gained from his experiences, in particular his knowledge of software systems will be valuable as the company considers and seeks growth opportunities. Also important, Mr. Patel has a substantial personal investment in the company. Mr. Patel serves as chairman of our governance and nominating committee and as a member of our audit committee and our compensation committee.

Directors Continuing in Office

Directors whose present terms continue until 2019 (Class B):

George Apostolou, age 67, has been a director of the company since May 2007. Born in Erithri-Attikis, Greece, Mr. Apostolou moved to the United States in 1971 and earned his State of Florida Contractors License in 1983. In 1987, he established George Apostolou Construction Corporation and has since built more than 200 commercial buildings, including government services buildings, churches, office buildings and retail centers. George Apostolou Construction Corporation is not affiliated with HCI Group, Inc. In addition to contracting, Mr. Apostolou has been involved in the development and investment of many commercial projects and now owns more than 20 properties in the Tampa Bay area. Since 2013, Mr. Apostolou has served on the board of directors of First Home Bank in Seminole, Florida and since 2014 has served as a director of the bank’s holding company, First Home Bancorp, Inc.

Mr. Apostolou brings considerable business, management and real estate experience to the Board of Directors. We expect Mr. Apostolou’s business and management experience will enhance oversight of the company’s business performance. Moreover, real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. His business experience gives him a fundamental understanding of financial statements and business operations. Important also, Mr. Apostolou has a substantial personal investment in the company and he played a large role in bringing initial investors to the company. Mr. Apostolou also serves on our audit committee and our governance and nominating committee.

Paresh Patel, age 55, is a founder of the company and currently serves as chairman of the Board of Directors and chief executive officer. He has been a director of the company since its inception and has served as the chairman of our Board of Directors since May 2007. He has served as chief executive officer since 2011. Mr. Patel is also president of our insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., a position he held from 2011 to 2012 and reassumed in June 2015. In addition, Mr. Patel is executive chairman of the Board of TypTap Insurance Company, our property insurance subsidiary corporation formed in January 2016. Mr. Patel has broad experience in technology and finance. He developed and continues to oversee development of the company’s policy administration systems. From 2011 to 2015, he served as chairman of the board of First Home Bancorp, Inc., a bank holding company in Seminole, Florida and from 2014 to March 2018 he served as chairman of the board of directors of Oxbridge Re Holdings Limited, a Nasdaq listed Cayman Islands reinsurance holding company. He is a founder of NorthStar Bank in Tampa, Florida and from 2006 to 2010 served on the board of directors of its parent company, NorthStar Banking Corporation. From 1998 to 2000, he was director of customer care and billing with Global Crossing. In that position, Mr. Patel defined business processes and systems, hired and trained department staff and led the integration of the customer care and billing systems with the systems of companies that Global Crossing acquired. As an independent software and systems consultant from 1991 to 1998, Mr. Patel worked with large international telephone companies. Mr. Patel holds a bachelor’s and a master’s degree in electronic engineering from the University of Cambridge in the United Kingdom.

Mr. Patel brings to the Board of Directors considerable experience in business, management, systems and technology, and because of those experiences and his education, he possesses analytical and technology skills which are considered of importance to the operations of the company, the oversight of its performance and the evaluation of its future growth opportunities. Furthermore, his performance as chief executive officer has indicated an in-depth understanding of the company’s insurance business. He is a founder of the company and has a substantial personal investment in the company.

Gregory Politis, age 66, is a founder of the company and has been a director since its inception. Mr. Politis has been in the real estate business since 1974 and is president of Xenia Management Corporation, a real estate portfolio management company he established in 1988. Mr. Politis has interests in over 40 real estate developments in the Miami-Dade County, Orlando, Greater Tampa Bay and Montreal, Canada areas. Xenia Management Corporation is not affiliated with HCI Group, Inc. During his career, Mr. Politis has developed and retained ownership of retail, office and industrial spaces, with a primary focus on buildings housing federal and state government agencies. He was a founding member of Hellenic American Board of Entrepreneurs and a recipient of the Building Owners and Managers Association (BOMA) Building of the Year Award. Mr. Politis has served as a director of NorthStar Bank and Florida Bank.

Mr. Politis brings considerable business, management and real estate experience to the Board of Directors. We expect his business and management experience will enhance oversight of the company’s business performance. Moreover, real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. Mr. Politis serves as the company’s lead independent director and serves also on the company’s compensation committee. His business experience gives him a fundamental understanding of business operations. Important also, Mr. Politis has a substantial personal investment in the company.

Directors whose present terms continue until 2020 (Class C):

Wayne Burks, age 70, has been a director of our company since June 2013. Since July 2016, Mr. Burks has served as the chief financial officer for Romark LC, which is a vertically integrated multinational biopharmaceutical company, headquartered in Tampa, Florida. From April 2012 to June 2016, he served as a director and the chief financial officer for WRB Enterprises, Inc., a Tampa, Florida based holding company with investments in Caribbean electric utilities, renewable energy development, cable television, real estate and financial institutions. From July 2010 to April 2012, he was a principal of Sterling Financial Consulting where he provided financial and operational consulting services for privately held and pre-initial public offering stage companies. From December 2008 to June 2010, Mr. Burks served as chief financial officer of Prepared Holdings, LLC, a Florida-based insurance holding company. Mr. Burks is a certified public accountant. He is a former audit partner of Coopers & Lybrand, where he performed auditing services approximately 23 years. None of the foregoing companies is an affiliate of HCI Group, Inc. Mr. Burks earned a bachelor of science degree in accounting and business administration at Troy University in Alabama.

Mr. Burks brings considerable business, accounting and financial experience to the Board of Directors. We believe his knowledge and experience as the chief financial officer of a homeowners’ insurance company and as an auditor and his ability to analyze financial information will enhance the Board’s oversight of the company’s business operations, its financial disclosure, its external auditors and the effectiveness of its internal controls. Mr. Burk serves as chairman of the company’s audit committee and has been identified by the Board of Directors as an audit committee financial expert. He serves also on our compensation committee.

Jay Madhu, age 51, has been a director of our company since May 2007. Mr. Madhu formerly served as president of our real estate division and vice president of investor relations, positions he held from June 2011 and February 2008, respectively, until his employment with us ended in 2013. He also served as our vice president of marketing from 2008 to 2011. Since 2013, Mr. Madhu has been president and chief executive officer of Oxbridge Re Holdings Ltd., a NASDAQ listed reinsurance holding company based in the Cayman Islands. Since March 2018, he has served as that company’s chairman of the board of directors. Since 2012, he has served as a director for Moksha Re SPC Ltd. a Cayman Islands reinsurance company that ceased operations in 2014. During 2013, Mr. Madhu served as a director of First Home Bank in Seminole, Florida. From 2012 to 2014, Mr. Madhu served on the board of directors of Wheeler Real Estate Investment Trust, Inc., a publicly held real estate investment trust. As an owner and manager of commercial properties, Mr. Madhu has been president of 5th Avenue Group LC since 2002 and President of Forrest Terrace LC since 1999. He has also been president of The Mortgage Corporation Network (correspondent lenders) since 1996. Prior to that, Mr. Madhu was vice president, mortgage division, First Trust Mortgage & Finance, from 1994 to 1996; vice president, residential first mortgage division, Continental Management Associates Limited, Inc., from 1993 to 1994; and president, S&S Development, Inc. from 1991 to 1993. None of the foregoing companies is an affiliate of HCI Group, Inc. He attended Northwest Missouri State University, where he studied marketing and management.

Mr. Madhu brings considerable business, marketing, real estate and mortgage finance experience to the Board of Directors. Real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. In addition, Mr. Madhu has a substantial personal investment in the company.

Anthony Saravanos, age 47, has been a director of the Company since May 2007 and president of Greenleaf Capital, LLC, our real estate division, since 2013. Since 2011, Mr. Saravanos has served as a director of First Home Bank in Seminole, Florida and since 2015 he has served as Chairman of the board of that bank’s holding company, First Home Bancorp, Inc. Since 2001, he has been the managing partner of several commercial property entities with a combined total of 13 properties in Florida and New York. From 2005 to 2013, Mr. Saravanos served as vice president of The Boardwalk Company, a full-service commercial real estate company, located in Palm Harbor, Florida. From 1997 to 2001, he served as district manager, marketing and sales, for DaimlerChrysler Motors Corporation, Malvern, Pennsylvania. Mr. Saravanos graduated from Ursinus College, Collegeville, Pennsylvania, with a double major in Economics and Spanish. He earned a master’s degree in Business Administration with an emphasis in marketing from Villanova University, where he was inducted into the Beta Gama Sigma Honor Society. Mr. Saravanos also attended Quanaouac Institute, Cuernavaca, Mexico, for intensive Spanish studies and a cultural immersion program. A licensed real estate broker, Mr. Saravanos is a Certified Commercial Investment Member as well as a Certified Development Design and Construction Professional. He was named #1 Top Producer for 2010 by the Florida Gulfcoast Commercial Association of Realtors in the General Brokerage Category. Since 2013, Mr. Saravanos has served as Vice President of Greek Children’s Fund of Florida. Since 2017, Mr. Saravanos has served as a Trustee on the Johns Hopkins All Children’s Foundation board.

Mr. Saravanos brings considerable business, management, finance, marketing and real estate experience and business education to the Board of Directors. Real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. As a district manager for DaimlerChrysler Motors Corporation he was required to read, understand and analyze financial information. His ability to analyze financial information is considered of importance in enhancing oversight of the Company’s performance, monitoring its financial disclosure, and evaluating growth opportunities. Important also, Mr. Saravanos has a substantial personal investment in the Company and he played a large role in bringing initial investors to the Company.

Arrangements as to Selection and Nomination of Directors

We are aware of no arrangements as to the selection and nomination of directors.

Independent Directors

Based upon recommendations of our governance and nominating committee, the Board of Directors has determined that current directors George Apostolou, Wayne Burks, James Macchiarola, Harish M. Patel, Gregory Politis, and Martin Traber are “independent directors” meeting the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual, including having no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In the case of Mr. Apostolou, the Board considered his role as a director of First Home Bank, where the company has approximately $15 million in deposits. In the view of the Board the amount of the deposits is not material to the company or the bank. In the case of Mr. Traber, the Board considered his role as a former partner of Foley & Lardner LLP, which provides legal services to the company. Mr. Traber retired from the practice of law on January 31, 2017 and his retirement income from the firm is in no way impacted by fees derived from the company.

DIRECTOR COMPENSATION

The compensation committee determines the compensation of our non-employee directors.

Directors who are employees of the company do not receive any additional compensation for their service as directors. During 2017, the company’s non-employee directors each received a cash payment in January, April, July and October of $25,000 for service to the company, which includes attendance at Board and committee meetings held during 2017.

The following table sets forth information with respect to compensation earned by each of our directors (other than “named executive officers”) during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
George Apostolou	$100,000	—	—	—	—	$16,800	$116,800

Wayne Burks	$100,000	—	—	—	—	$16,800	$116,800

James Macchiarola	$100,000	—	—	—	—	$16,800	$116,800

Jay Madhu	$100,000	—	—	—	—	$16,800	$116,800

Harish Patel	$100,000	—	—	—	—	$16,800	$116,800

Gregory Politis	$100,000	—	—	—	—	$16,800	$116,800

Martin A. Traber	$100,000	—	—	—	—	$16,800	$116,800

(1)	In each of January, April, July and October, the director received a cash payment of $25,000 for his service as a director of the company, which includes attendance at Board and committee meetings held during 2017.
(2)	Other compensation represents dividends paid on unvested restricted shares.

There were no stock awards granted to non-employee directors in 2017. The aggregate number of stock awards outstanding for each non-employee director as of December 31, 2017 was as follows:

Name	Number of Options	Number of Restricted Shares

George Apostolou	—	12,000	(1)

Wayne Burks	—	12,000	(2)

James Macchiarola	—	12,000	(2)

Jay Madhu	—	12,000	(1)

Gregory Politis	—	12,000	(1)

Martin A. Traber	—	12,000	(1)

Harish Patel	20,000(3)	12,000	(1)

(1)	On May 16, 2013, the directors then in office received restricted stock grants of 24,000 shares each. As originally granted, restrictions on 6,000 shares would lapse one year after the closing price of HCI common shares equaled or exceeded each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80. The $35 price target with respect to this grant was met on October 8, 2013. The 6,000 share portion of this grant that was intended to vest one year after the closing price of HCI stock equaled or exceeded $50 per share for 20 consecutive trading days was forfeited in March 2016. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(2)	On November 11, 2013, these directors received restricted stock grants of 24,000 shares each. As originally granted, restrictions on 6,000 shares would lapse one year after the closing price of HCI common shares equaled or exceeded each of the following target prices for 20 consecutive trading days; $50, $65, $80 and $95. Two 6,000 share tranches of this grant intended to vest one year after the closing price of HCI stock equaled or exceeded $50 and $95 per share for 20 consecutive trading days were forfeited in March 2016. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(3)	On August 26, 2011, newly elected director Harish Patel was awarded the right to purchase 30,000 shares at $6.30 per share. His options vested in three equal annual installments beginning April 20, 2012 and expire on August 25, 2021. As of December 31, 2017, 20,000 options were unexercised.

COMPENSATION POLICIES RELATING TO RISK MANAGEMENT

The Board of Directors has considered risks associated with the company’s compensation policies and practices and identified no compensation policies or practices that are reasonably likely to have a material adverse effect on the company.

TRANSACTIONS WITH RELATED PERSONS

Oxbridge Reinsurance Limited

Claddaugh Casualty Insurance Company, Ltd., the company’s Bermuda domiciled reinsurance subsidiary, has a reinsurance agreement with Oxbridge Reinsurance Limited whereby a portion of the business assumed from the company’s insurance subsidiary, HCPCI, is ceded by Claddaugh to Oxbridge. With respect to the period from June 1, 2015 through May 31, 2016, Oxbridge assumed $11,600,000 of the total covered exposure for $3,340,000 in premiums. With respect to the period from June 1, 2016 through May 31, 2017, Oxbridge assumed $6,000,000 of the total covered exposure for approximately $3,400,000 in premiums. With respect to the period from June 1, 2017 through May 31, 2018, Oxbridge assumed $7,400,000 of the total covered exposure for approximately $3,400,000 in premiums. The premiums charged by Oxbridge are at rates which management believes to be competitive with market rates available to Claddaugh. Oxbridge has deposited funds into trust accounts to satisfy certain collateral requirements under its reinsurance contract with Claddaugh. Trust assets may be withdrawn by Claddaugh, the trust beneficiary, in the event amounts are due under the Oxbridge reinsurance agreement. Among the Oxbridge shareholders are Paresh Patel, the company’s chief executive officer, and members of his immediate family and three of the company’s non-employee directors including Jay Madhu who serves as Oxbridge’s chairman of the board, president and chief executive officer.

First Home Bank

The company has approximately $15 million of deposits at First Home Bank in Seminole, Florida. Our directors, Anthony Saravanos and George Apostolou, are also directors of First Home Bank and its holding company. The deposits earn interest at the bank’s ordinary and customary rates.

Policies for Approval or Ratification of Transactions with Related Persons

Our policy for approval or ratification of transactions with related persons is for those transactions to be reviewed and approved by a majority of disinterested directors. That policy is set forth in both our Code of Conduct (See Code of Ethics below) and our Corporate Governance Guidelines. The policy provides no standards for approval. Directors apply their own individual judgment and discretion in deciding such matters.

ADVERSE INTERESTS

We are not aware of any material proceedings in which an executive officer or director is a party adverse to the company or has a material interest adverse to the company.

HEDGING POLICY

To ensure the interests of the company’s employees, officers and directors are aligned with the long-term interests of the company’s shareholders, the company has a hedging policy that prohibits employees, officers and directors from directly or indirectly engaging in hedging transactions related to the company’s securities that diminish the risks and rewards of their stock ownership, including the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, and the establishment of a short position in the company’s securities. The Board may waive this requirement when it deems appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 filed for the year 2017, we believe all our directors, officers, and beneficial owners complied with all Section 16(a) filing requirements applicable to them except for Andrew Graham, Richard Allen and Anthony Saravanos who each filed one Form 4 reporting one transaction seven days after the applicable due date.

CODE OF ETHICS

We have adopted a code of ethics applicable to all employees and directors, including our chief executive officer and chief financial officer. We have posted the text of our code of ethics to our website: www.hcigroup.com. Select “Investor Information” at the top and then select “Corporate Governance” and then “Code of Conduct.” We intend to disclose any change to or waiver from our code of ethics by posting such change or waiver to our website within the same section as described above.

CORPORATE GOVERNANCE GUIDELINES

We have adopted Corporate Governance Guidelines to promote effective governance of the company. A current copy of our Corporate Governance Guidelines is available on our website www.hcigroup.com. Select “Investor Information” at the top and then select “Corporate Governance” and then “Corporate Governance Guidelines.”

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held 14 formal meetings during 2017. No director attended less than 75% of the Board and applicable committee meetings.

Board members are encouraged, but not required to attend the Annual Meeting of the Shareholders. Eight of our directors then serving attended the 2017 Annual Meeting of the Shareholders.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established procedures by which shareholders may communicate with members of the Board of Directors, individually or as a group. Shareholders wishing to communicate with the Board of Directors or a specific member of the Board may send written communications addressed to: Board of Directors, HCI Group, Inc., c/o Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The mailing envelope should clearly specify the intended recipient or recipients, which may be the Board of Directors as a group or an individual member of the Board. The communication should include the shareholder’s name and the number of shares owned. Communications that are not racially, ethically or religiously offensive, commercial, pornographic, obscene, vulgar, profane, defamatory, abusive, harassing, threatening, malicious, false or frivolous in nature will be promptly forwarded to the specified members of the Board of Directors. We have also established procedures by which all interested parties (not just shareholders) may communicate directly with our non-management or independent directors as a group. Any interested party wishing to communicate with our non-management or independent directors as a group may send written communications addressed to: Board of Directors, HCI Group, Inc., c/o Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The mailing envelope should clearly specify the intended recipients, which may be the non-management directors or the independent directors as a group. The Secretary will promptly forward the envelope for distribution to the intended recipients.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an audit committee, a compensation committee, and a governance and nominating committee.

Audit Committee

The company has a separately-designated standing audit committee established in accordance with the Securities and Exchange Act of 1934. The audit committee’s responsibilities include the following:

•	assisting our Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices;

•	overseeing the work of our internal accounting and auditing processes;

•	discussing with management our processes to manage business and financial risk;

•	making appointment, compensation, and retention decisions regarding, and overseeing the independent registered public accounting firm engaged to prepare or issue audit reports on our financial statements;

•	establishing and reviewing the adequacy of procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures.

The audit committee is composed of three members: Wayne Burks, its chairman, George Apostolou and Harish M. Patel. Since our common shares are listed on the New York Stock Exchange, we are governed by its listing standards. Accordingly, each member of the audit committee meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual and the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities and Exchange Commission. The Board of Directors has determined that Mr. Burks is an audit committee financial expert. The Audit Committee met formally five times during 2017 and otherwise acted by unanimous written consent. The Board of Directors has adopted a written Audit Committee

Charter. A current copy of the charter is available on our website www.hcigroup.com. Click “Investor Information” and then “Corporate Governance.”

Compensation Committee

The compensation committee’s responsibilities include the following:

•	reviewing and approving the compensation programs applicable to our executive officers;

•	recommending to the Board of Directors and periodically reviewing policies for the administration of the executive compensation programs;

•	reviewing and approving the corporate goals and objectives relevant to the compensation of the executive officers, evaluating the performance of the executive officers in light of those goals, objectives and strategies, and setting the compensation level of the executive officers based on this evaluation;

•	reviewing on a periodic basis the operation of our executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;

•	administering and making awards under the company’s 2012 Omnibus Incentive Plan and monitoring and supervising the administration of any other benefit plans the company may have; and

•	reviewing and approving compensation to outside directors.

The compensation committee has the authority to determine the compensation of the named executive officers and the non-employee directors and to make equity awards under the company’s 2012 Omnibus Incentive Plan. At least annually the compensation committee considers the results of the company’s operations and its financial position and makes compensation determinations. During 2017, the compensation committee engaged the services of Willis Towers Watson, a leading compensation advisory firm, to advise and guide the committee in determining compensation for our executive officers. The compensation committee is currently composed of the following four directors: James Macchiarola, chairman, Wayne Burks, Gregory Politis and Harish Patel, each of whom meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual. The compensation committee met formally four times during 2017 and otherwise acted by unanimous written consent. The Board of Directors has adopted a formal compensation committee charter. A current copy of the compensation committee’s charter is available on our website www.hcigroup.com. Click “Investor Information” and then “Corporate Governance.” The compensation committee is committed to a pay-for-performance focus and open communications with shareholders.

Governance and Nominating Committee

The functions of the governance and nominating committee include the following:

•	establishing criteria for selection of potential directors, taking into account all factors it considers appropriate;

•	identifying and selecting individuals believed to be qualified as candidates to serve on the Board and recommending to the Board candidates to stand for election as directors at the annual meeting of shareholders or, if applicable, at a special meeting of the shareholders;

•	recommending members of the Board to serve on the committees of the Board;

•	evaluating and ensuring the independence of each member of each committee of the Board required to be composed of independent directors;

•	developing and recommending to the Board a set of corporate governance principles appropriate for our company and consistent with the applicable laws, regulations, and listing requirements;

•	developing and recommending to the Board a code of conduct for our company’s directors, officers, and employees;

•	ensuring that we make all appropriate disclosures regarding the process for nominating candidates for election to the Board, including any process for shareholder nominations, the criteria established by the committee for candidates for nomination for election to the Board, and any other disclosures required by applicable laws, regulations, or listing standards; and

•	reporting regularly to the Board (i) regarding meetings of the committee, (ii) with respect to such other matters as are relevant to the committee’s discharge of its responsibilities, and (iii) with respect to such recommendations as the committee may deem appropriate.

The governance and nominating committee is composed of three members: Harish Patel, chairman, James Macchiarola, and George Apostolou, each of whom meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual. The governance and nominating committee held two meetings in 2017. The Board of Directors has adopted a written governance and nominating committee charter. A current copy of the charter is available on our website at www.hcigroup.com. Click “Investor Information” and then “Corporate Governance.”

Each of the proposed director nominees was recommended by the governance and nominating committee to the Board of Directors.

The governance and nominating committee identifies director candidates in numerous ways. Generally, the candidates are known to and recommended by members of the Board of Directors or management. In evaluating director candidates, the governance and nominating committee considers a variety of attributes, criteria and factors, including experience, skills, expertise, diversity, personal and professional integrity, character, temperament, business judgment, time availability, dedication and conflicts of interest. At a minimum, director candidates must be at least 18 years of age and have such business, financial, technological or legal experience or education to enable them to make informed decisions on behalf of the company. The governance and nominating committee has not adopted a specific policy on diversity. However, in practice it has identified and recommended individuals of diverse ethnic, cultural and business backgrounds.

The governance and nominating committee will consider director candidates recommended by shareholders. Any shareholder wishing to recommend one or more director candidates should send the recommendations before November 1 of the year preceding the next annual meeting of shareholders to the Secretary of the Corporation, Andrew L. Graham, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. Each recommendation should set forth the candidate’s name, age, business address, business telephone number, residence address, and principal occupation or employment and any other attributes or factors the shareholder wishes the committee to consider, as well as the shareholder’s name, address and telephone number and the class and number of shares held. The Committee may require the recommended candidate to furnish additional information. The secretary will forward recommendations of qualified candidates to the governance and nominating committee and those candidates will be given the same consideration as all other candidates.

A shareholder wishing to nominate an individual for election to the Board of Directors at the Annual Meeting of the Shareholders rather than recommend a candidate to the Governance and Nominating Committee, must comply with the advance notice requirements set forth in our bylaws. See “Shareholder Proposals for Presentation at the 2019 Annual Meeting” for further information.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our business affairs and operations are managed under the direction of the Board of Directors. Under our current leadership structure, Paresh Patel serves as chairman of the Board and chief executive officer. Mr. Patel’s role includes providing continuous feedback on the direction and performance of the company, serving as chairman of regular meetings of the Board of Directors, setting the agenda of meetings of the Board of Directors and leading the Board of Directors in anticipating and responding to changes in our business. Mr. Patel plays a significant role also in formulating and executing the company’s strategic plans, technology efforts and investment decisions. We believe Board oversight and planning is a collaborative effort among the directors, each of whom has unique skills, experience and education, and this structure facilitates collaboration and communication among the directors and management and makes best use of their respective skills.

The Board of Directors established a lead independent director position and adopted a Lead Independent Director Charter in March 2017. The independent directors then elected Gregory Politis to be the lead independent director. A current copy of the Lead Independent Director Charter is available on our website: www.hcigroup.com. Select “Investor Information” at the top and then select “Corporate Governance” and then “Lead Independent Director Charter.” The Board of Directors believes having a lead independent director will enhance management accountability to the Board of Directors.

The Lead Independent Director has the following responsibilities:

•	To preside at all meetings of the Board of Directors at which the chairman of the Board is not present, including executive sessions of the independent directors.

•	To call meetings of the independent directors.

•	To serve as the principal liaison between the chairman of the Board and the independent directors, including such items as providing the chairman feedback after Board meetings.

•	To be available, when appropriate, for consultation and direct communication with shareholders.

•	To lead the independent directors’ evaluation of the chief executive officer’s effectiveness as chairman of the Board and chief executive officer.

A vote of independent directors will be held annually to either elect a new lead independent director or to continue the term of the existing lead independent director. Mr. Politis also functions as a channel of communication between the Board and the company’s shareholders and may be reached as previously described under “Communications with the Board of Directors.” The Board of Directors continually reviews the effectiveness of our Board leadership structure to evaluate whether the structure remains appropriate for the company and may determine to alter this leadership structure any time based on then existing circumstances.

BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT

The Board of Directors plays a significant role in monitoring risks to the company. Where major risks are involved, the Board of Directors takes a direct role in reviewing those matters. For example, the Board of Directors annually reviews the level and design of our reinsurance programs. Reinsurance is insurance we buy from other insurance companies to cover hurricanes and other catastrophes. The Board of Directors also oversees our cybersecurity plans and efforts and typically approves strategic initiatives and large or unusual investments or other such expenditure of the company’s resources. The Board of Directors has established committees to assist in ensuring that material risks are identified and managed appropriately. Among them are the audit committee, the compensation committee, and the governance and nominating committee. The Board and its committees regularly review material operational, financial, compensation and compliance risks with executive management. The audit committee is responsible for assisting the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices and discussing with management our processes to manage business and financial risk. The compensation committee considers risk in connection with its design of our compensation programs for our executives. The governance and nominating committee regularly reviews the company’s corporate governance structure and board committee assignments. Each committee regularly reports to the Board of Directors.

DIRECTOR SHARE OWNERSHIP POLICY

We have a director share ownership policy that generally requires new directors to acquire $200,000 of the company’s shares within five years of their initial election to the Board of Directors and then hold those shares until retirement from the Board.

EXECUTIVE OFFICERS

The following table provides information with respect to our executive officers as of April 11, 2018:

Name	Age	Title
Paresh Patel	55	Chairman and Chief Executive Officer
Mark Harmsworth	54	Chief Financial Officer
Andrew L. Graham	60	Vice President, General Counsel and Corporate Secretary
Anthony Saravanos	47	Director, Division President—Real Estate
Karin Coleman	57	Executive Vice President

Biographical information for Messrs. Patel and Saravanos appears above under the heading “Directors.”

Mark Harmsworth has served as the chief financial officer of our company since May 2017. He joined the company in December 2016 as senior vice president of finance. Prior to that, Mr. Harmsworth was president of JMH Consultancy Group, where he served as consulting chief strategy officer for Stewart Information Services, a New York Stock Exchange listed global real estate services company. Mr. Harmsworth has served in a range of executive leadership positions throughout his career, including chief financial officer of First American Title Insurance Company, a global specialty insurance company, senior executive vice president of First Canadian Title Insurance Company and executive vice president of RE/MAX Ontario-Atlantic Canada Inc., a regional sub-franchisor of RE/MAX real estate brokerage services in eastern Canada, the eastern United States and Europe. Mr. Harmsworth holds a Bachelor of Commerce degree from the University of Toronto. He is also a Certified Public Accountant.

Andrew L. Graham has served as our general counsel and corporate secretary since June 1, 2008. Mr. Graham served from 1999 to 2007 in various capacities, including general counsel, for Trinsic, Inc. (previously named Z-Tel Technologies, Inc.), a publicly-held provider of communications services headquartered in Tampa, Florida. Since 2015, he has served as a director for LM Funding America, Inc., a NASDAQ listed specialty finance company headquartered in Tampa, Florida. From 2011 to 2016, Mr. Graham has served on the Internal Audit Committee of Hillsborough County, Florida. From 2007 to 2011, he served on the board of trustees of Hillsborough Community College, a state institution serving over 43,000 students annually. Mr. Graham holds a Bachelor of Science degree with a major in accounting from Florida State University and a Juris Doctor, as well as a Master of Laws (L.L.M.) in Taxation, from the University of Florida College of Law.

Karin Coleman has served as the executive vice president of our company since December 2017. She joined the company in 2009 as vice president of corporate services. Ms. Coleman oversees human resources, regulatory and legislative affairs, vendor management, and community relations. Prior to joining the company, Ms. Coleman served nine years as vice president of Take Stock in Children, located in Miami, Florida, the state’s largest public-private partnership providing college access and assistance to at-risk children, overseeing legislative and strategic partnerships. Previously, she served in various roles at Florida Progress Corporation located in St. Petersburg, Florida for more than 13 years. Ms. Coleman holds a Bachelor of Arts degree in International Studies from the University of South Florida and has earned her senior professional in human resources certification (SPHR).

ARRANGEMENTS AS TO SELECTION AND NOMINATION OF EXECUTIVE OFFICERS

We are aware of no arrangements as to the selection or appointment of executive officers

MATTER NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The company’s audit committee has appointed Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018. At the Annual Meeting, shareholders will be asked to ratify the audit committee’s appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm. Regardless of the outcome of this vote, the audit committee will retain the sole authority to appoint the company’s independent registered public accounting firm. If the appointment is not ratified, then the audit committee will reconsider its appointment. Even if the appointment is ratified, the audit committee may appoint a different independent registered public accounting firm for the company.

Representatives from Dixon Hughes Goodman, LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

The persons named in the enclosed proxy card intend, unless otherwise directed, to vote such proxy “FOR” ratification of the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm. This proposal will be approved if the number of votes for the proposal exceeds the number of votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — ITEM 2 ON YOUR PROXY CARD.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Registered Public Accounting Firm

Dixon Hughes Goodman, LLP was our principal registered public accounting firm for 2017 and 2016.

Audit Fees

The following table sets forth the aggregate fees for services related to the years ended December 31, 2017 and 2016 provided by Dixon Hughes Goodman, LLP, our principal accountant:

	2017	2016

Audit Fees(1)	$370,000	$387,950
All Other Fees(2)	75,000	—

Total	$445,000	$387,950

(1)	Audit Fees represent fees billed for professional services rendered for the audit of our annual financial statements, review of our quarterly financial statements included in our quarterly reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	All Other Fees represent fees billed for services provided to us not otherwise included in the category above.

Pre-Approval Policies

All auditing services and non-auditing services are pre-approved by the audit committee. The audit committee has delegated this authority to the chairman of the audit committee for situations when pre-approval by the full audit committee is inconvenient. Any decisions by the chairman of the audit committee must be disclosed at the next audit committee meeting.

AUDIT COMMITTEE REPORT

TO: The Board of Directors of HCI Group, Inc.

The audit committee oversees the financial reporting processes of HCI Group, Inc. on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management and discussed with management the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with representatives of Dixon Hughes Goodman, LLP, the company’s independent registered public accounting firm responsible for auditing the company’s financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the company’s accounting principles. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards adopted by the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee discussed with representatives of Dixon Hughes Goodman, LLP the overall scope and plans for their audit. The audit committee met with representatives of Dixon Hughes Goodman, LLP, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The audit committee has appointed Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018.

AUDIT COMMITTEE

Wayne Burks, Chairman

George Apostolou

Harish M. Patel

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Compensation Committee with regard to executive compensation and has recommended to the Board of Directors that it be included in this proxy statement and incorporated by reference into the company’s Form 10-K for the fiscal year ended December 31, 2017.

COMPENSATION COMMITTEE

Jim Macchiarola, Chairman

Wayne Burks

Gregory Politis

Harish Patel

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion describes the principal objectives of our executive compensation programs with respect to our “named executive officers,” outlines those programs, and describes how we believe our executive compensation programs meet our objectives. The following individuals served as named executive officers during 2017:

Name and office
Paresh Patel, chief executive officer
Richard R. Allen, chief financial officer(1)
Mark Harmsworth, chief financial officer(2)
Anthony Saravanos, president—real estate division
Karin Coleman, executive vice president
Andrew L. Graham, general counsel

(1)	Mr. Allen retired as chief financial officer effective May 16, 2017.
(2)	Mr. Harmsworth replaced Mr. Allen as chief financial officer effective May 16, 2017 when Mr. Allen retired.

Under our compensation committee charter, the compensation committee has the authority to set the compensation of the named executive officers and to grant equity awards under the company’s 2012 Omnibus Incentive Plan.

Principal Objectives

In designing our executive compensation programs, the compensation committee’s principal objectives are to attract and retain highly skilled executives, align executive compensation with corporate performance (without encouraging excessive risk) and align the interests of our executives with the interests of our shareholders.

We view corporate performance not just financially, but broadly to include numerous nonfinancial, qualitative factors, including the company’s success in creating and advancing strategic initiatives, planning for and responding to hurricanes and other catastrophic events, providing excellent customer service, and passing regulatory examinations.

As no formula or set of metrics can appropriately capture all the drivers of performance, or substitute for sound management, the compensation committee retains discretion in awarding cash, equity and other benefits to executives.

How We Make Compensation Decisions

Generally. The compensation committee uses a common-sense approach to setting executive compensation, relying in part on the judgment and knowledge of its own members as to the talents, the work habits and the contributions of the executive officers. The committee, however, views the determination of compensation to be a collaborative effort, and, accordingly, it welcomes and seeks out recommendations and advice from executive officers, other directors and shareholders. The committee has a policy of allowing full Board discussion of executive compensation philosophy, programs and implementation. At least annually, before executive compensation is set for the year, the committee discusses its compensation philosophy with the full Board of Directors and briefs the Board of Directors on the structure of the company’s executive compensation programs and the philosophy that drives them. The chairman of the compensation committee ensures open communications exist between the compensation committee and the company’s largest shareholders to discuss executive compensation. The chairman reports to the committee and the Board of Directors any material issues raised during these discussions and the committee and the Board of Directors in good faith address those issues.

In awarding compensation to executives who received equity awards in 2013, the compensation committee considers the size, price and value of those awards in determining future compensation so that long-term compensation reflects performance.

Role of Compensation Consultant. To assist in determining compensation to our executive officers, the company engaged the services of Willis Towers Watson, a leading compensation advisory firm. In 2016, Willis Towers Watson primarily assisted the committee in understanding market compensation practices and levels, which is important in ensuring our executive programs are reasonably designed to attract and retain highly skilled executives in a competitive environment. In 2017, Willis Towers Watson assisted the compensation committee in a complete review and redesign of the chief executive officer’s compensation plan.

Shareholder Outreach. The compensation committee considers the views of shareholders in making compensation decisions. During 2017, the compensation committee conducted a series of shareholder outreach initiatives. The committee focused the outreach on the top 20 largest shareholders, representing approximately 82% of our outstanding common stock. During the fiscal year, the committee chairman engaged in dialogue with seven shareholders representing 42% of our company’s outstanding common stock. The committee chairman also held discussions with three of the top proxy advisory firms to learn more about emerging trends in the areas of executive compensation, board quality and composition, and human capital.

Role of Executive Officers and Management in Compensation Decisions. The committee views compensation decisions to be a collaborative effort and, accordingly, it welcomes recommendations and advice from executive officers and other directors. In setting compensation of the named executive officers other than the chief executive officer, the compensation committee invites the chief executive officer and other executives to attend committee meetings. At such meetings, Chief Executive Officer Patel presents to the compensation committee his evaluation of each named executive officer’s performance during the year and makes recommendations to the compensation committee regarding base salaries, bonus targets, performance goals, and equity compensation. The compensation committee has full authority to accept, modify or reject these recommendations. The compensation committee typically discusses Mr. Patel’s compensation package and related proposals with him. However, the compensation committee makes all final decisions related to Mr. Patel’s compensation without Mr. Patel present.

Accounting and Tax Considerations. In designing our compensation programs, we consider the potential accounting and tax effects on the company and our employees. In allocating among different components of compensation, we consider the accounting expense and potential reward associated with each separate component of compensation.

To assist with the payment of their income taxes, when their restricted shares vest or their stock options are exercised, our executives are entitled to surrender a portion of their holdings to the company in lieu of income withholding.

We also seek to provide tax-advantaged benefits for employees where practical and affordable. In selecting the components of our compensation program and allocating among them, we consider whether the component may be “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Service Code. Under Section 162(m), the company receives a federal income tax deduction for compensation paid to its chief executive officer and the three other most highly compensated executive officers only if the individual compensation is less than $1 million during any year or is “performance-based.” In 2017, $286,000 of executive officer compensation was determined to be nondeductible under Section 162(m).

2017 Company Performance

•	Despite $53.6 million in losses from Hurricane Irma in September 2017, net loss for the year was limited to $6.9 million, or $0.75 diluted loss-per-share.
•	Book value per share decreased 12% from $25.23 at December 31, 2016 to $22.14 at December 31, 2017.
•	The balance sheet at December 31, 2017 reflects combined cash, cash equivalents, and investments of $636.2 million at December 31, 2017, which is a 9.8% increase over the $579.3 million balance of cash, cash equivalents, and investments at December 31, 2016.
•	Investment related income for 2017 increased 35% over that of 2016.
•	The company’s new insurance subsidiary, TypTap Insurance Company, experienced strong growth during 2017 with gross premium written increasing by 347% over that of 2016.
•	The company’s real estate division added a commercial office building with adjacent vacant land to its portfolio of properties.

Also, in the opinion of the committee, the company’s response to Hurricanes Irma was well executed, and the costs of reinsurance and the risks associated with insurance claims in South Florida were well managed.

2017 Executive Compensation

The compensation committee has determined that pay packages comprising of (1) a base salary; (2) a short-term cash incentive; and 3) a long-term equity- based incentive, including restricted stock awards and stock purchase options, best align executive compensation with corporate performance and align the interests of our executives with the interests of our shareholders.

Base Salaries. The base annual salaries of our named executive officers in 2017 were as follows.

Name and office	Amount
Paresh Patel, chief executive officer	$950,000
Mark Harmsworth, chief financial officer	$300,000
Richard R. Allen, senior vice president finance	$250,000
Andrew L. Graham, general counsel	$205,000
Anthony Saravanos, president—real estate division	$175,000
Karin Coleman, executive vice president	$175,000

The base salaries were unchanged from 2016 to 2017.

Cash Bonuses. In 2017, the committee awarded the following discretionary cash bonuses:

Name and office	Amount
Paresh Patel, chief executive officer	$—
Mark Harmsworth, chief financial officer	$100,000
Richard R. Allen, senior vice president finance	$72,000
Andrew L. Graham, general counsel	$90,000
Anthony Saravanos, president—real estate division	$90,000
Karin Coleman, executive vice president	$90,000

With the assistance of our compensation consultant, Willis Towers Watson, in 2017 the compensation committee established an Executive Cash Bonus Plan for our chief executive officer, Paresh Patel. The plan was designed to retain Mr. Patel, align his compensation with performance, align his interests with the interests of the shareholders and ensure a portion of his compensation qualified as “performance based” under Section 162(m) of the Internal Revenue Code. (See discussion of Section 162(m) above under “Accounting and Tax Considerations.”) Under the plan, Mr. Patel would have qualified for a cash bonus if the company had met either of two performance targets consisting of earnings before interest expense and return on equity. The performance goals were not met in large part due to losses attributable to Hurricane Irma. Regardless of whether the goals of a bonus plan are met, the compensation committee has the discretion to award a cash bonus to the chief executive officer. The committee opted not to exercise discretion to award a cash bonus to Mr. Patel outside of the plan.

In 2017, Mr. Harmsworth was entitled to a cash bonus of not less than $100,000 under his executive employment agreement executed at the inception of his employment in 2016. The discretionary bonuses paid to the other named executive officers were less than those awarded in 2016. In awarding the bonuses, the compensation committee acknowledged the company’s well executed response to Hurricane Irma and the advancement of several strategic initiatives during 2017 in technology, real estate and flood insurance. The bonuses to named executive officers, excluding Mr. Patel, collectively comprised 27% of their total cash compensation.

Equity Based Compensation. Mr. Patel received awards of 40,000 shares of restricted stock and 110,000 stock purchase options during 2017. Each award is subject to a four-year vesting period. These equity awards represent 69% of his total compensation. Mr. Harmsworth received 1,000 shares of restricted stock subject to a four-year vesting period in 2017. The other named executive officers each received 2,500 shares of restricted stock subject to a four-year vesting period which was the same number of restricted shares received in 2016. See the description, table, and footnotes under “Grants of Plan-Based Awards for 2017” for more detail. Collectively, the equity-based compensation of the named executive officers, excluding Mr. Patel, represented 23% of their total compensation. The committee views these grants as important in retaining these individuals, aligning their compensation with long-term corporate performance and aligning their interests with the long-term interests of the shareholders.

Chief Executive Officer Compensation

Overview. During 2016 and 2017, the compensation committee, with the assistance of Willis Towers Watson, a leading compensation consulting firm, fully reviewed and completely redesigned the compensation program of our chief executive officer, Paresh Patel.

The compensation committee reviews and reestablishes Mr. Patel’s compensation program each year. For 2017, the program consisted of three components, $950,000 annual base salary, $1,900,000 targeted incentive cash bonus, and approximately $2,835,788 in equity, for a total of $5,685,788 target compensation. Among his insurance and software industry peers, the package ranks between approximately the 75th and 90th percentiles. The committee believed the higher end of the range was warranted because of Mr. Patel’s unique combination of insurance experience and technology skills. In previous years, Mr. Patel’s compensation was weighted toward cash bonuses. His compensation is now weighted more heavily toward equity-based compensation.

In the opinion of the committee this combination cash salary, cash incentive bonus and equity awards best ensured retention of our chief executive officer, aligned his pay with corporate performance and the interests of shareholders, and ensured income tax deductibility of his compensation.

Peer Groups. To assist the compensation committee in benchmarking and conducting other pay level and incentive design analysis, Willis Towers Watson developed two peer groups of companies representing the potential talent market for the company’s executive positions: the insurance industry and the software industry. While the company’s primary business is property and casualty insurance, its future success relies on the development of unique software technologies. The companies within each peer group were all U.S. based publicly held companies similar in size to our company. The selected peer companies are below.

Insurance Industry	Software Industry

Atlantic American Corporation	Bazaarvoice, Inc.
Baldwin & Lyons, Inc.	Blucora, Inc.
Federated National Holding Company	Bottomline Technologies, Inc.
First Acceptance Corporation	BroadSoft, Inc.
Heritage Insurance Holdings, Inc.	Ebix, Inc.
Kinsale Capital Group, Inc.	EnerNOC, Inc.
National Interstate Corporation	EPIQ Systems, Inc.
United Insurance Holdings Corporation	Guidewire Software, Inc.
Universal Insurance Holdings, Inc.	Jive Software, Inc.
Majesco
Microstrategy, Inc.
QAD Inc.
Silver Springs Networks, Inc.

Chief Executive Officer Base Salary. The compensation committee set the chief executive officer’s base salary at $950,000. That amount positions Mr. Patel near the median of his insurance industry peers and the near the 90th percentile of his software industry peers.

Chief Executive Officer Incentive Cash Bonus Plan. In March 2017, with the assistance of Willis Towers Watson, the compensation committee established an Executive Cash Bonus Plan to outline the incentive cash bonus available to be earned by Mr. Patel for 2017. Under the Plan, the bonus was based on two performance measures, earnings before interest and taxes (“EBIT”) and return on equity (“ROE”), with each performance measure given equal weight. The targets were $67 million of EBIT and 14% in ROE. A bonus could be paid under either or both performance measures, but only if at least 70% of an applicable performance measure was achieved.

The compensation committee concluded that EBIT and ROE best represented the company’s financial performance and thus best served as metrics that aligned the chief executive officer’s compensation with performance and aligned his interests with the interests of the shareholders. In addition, EBIT and ROE were readily comparable with peer group companies for benchmarking. The performance targets were based on budgets prepared under the guidance of the chief financial officer. The target payouts were set by the committee at 100% and 200% of base annual salary. At the lower levels the targets and payouts were designed to be reasonably achievable and to reward the chief executive officer for continued, consistent performance. At the higher levels, they were designed to reward the chief executive officer for extraordinary performance. The performance measures and possible bonus payouts are summarized below.

			Bonus Payouts at Levels Achieved:
Performance Measure	Weight	Performance Target	Threshold - 70% of Target is Achieved	Target - 100% is Achieved	Maximum - 200% of Target is Achieved
EBIT	50%	$67,000,000	$475,000	$950,000	$1,900,000
ROE	50%	14%	$475,000	$950,000	$1,900,000

The company’s 2017 financial performance was adversely affected by losses sustained from Hurricane Irma in September 2017 and as such, Mr. Patel did not meet his performance targets and was not eligible for a bonus under the Plan. In addition, although the compensation committee had the discretion to award a cash bonus outside of the Plan, it did not do so.

Chief Executive Officer Equity Based Compensation. During 2017, Mr. Patel was awarded 40,000 shares of restricted stock and 110,000 stock purchase options having an exercise price of $40 per share. Each award is subject to a four-year vesting period. Spreading this vesting over four years was intended to encourage long term retention. The committee plans to award new tranches of equity compensation annually, which we believe is typical industry practice.

CEO Employment Agreement. On December 30, 2016, the company and our chief executive officer, Paresh Patel, entered into an executive employment agreement. The agreement calls for a four-year term of employment beginning January 1, 2017 and an annual base salary of $950,000. (See “Employment Agreements.”)

SHAREHOLDER VOTES

At our 2016 annual shareholders’ meeting, the votes FOR and AGAINST approval on an advisory basis of our executive compensation was 3,620,049 FOR and 4,375,332 AGAINST, with 76,366 abstaining. In addition, at our 2015 annual shareholders’ meeting the chairman of our compensation committee, Martin Traber, received fewer “FOR” votes than abstentions. In 2015, the Board of Directors responded to Mr. Traber’s vote totals with a full Board discussion (excluding Mr. Traber) and determined that Mr. Traber was a very valuable member of the Board and should continue serving as a Board member. In addition, the Board made several changes to the 2012 Omnibus Incentive Plan limiting the discretion of the Board and compensation committee to make certain awards. In 2016, the Board responded further by rotating Mr. Traber and director George Apostolou off the compensation committee, adding independent directors Gregory Politis and Wayne Burks to the committee and appointing director Jim Macchiarola chairman of the compensation committee. (Mr. Traber has declined to seek re-election to the Board in 2018.) In addition, the compensation committee responded by engaging a leading compensation advisory firm, Willis Towers Watson, to assist it in undertaking a full review and redesign of chief executive officer compensation. Further, in 2017, the compensation committee conducted a series of shareholder outreach initiatives. (See “Shareholder Outreach” within this discussion above.)

At our 2017 shareholders’ meeting, Wayne Burks, Jay Madhu and Anthony Saravanos were re-elected to the Board with the following vote totals. Mr. Burks is a member of the compensation committee.

Director Nominee	For	Withheld
Wayne Burks	5,057,001	2,177,917
Jay Madhu	6,346,323	884,570
Anthony Saravanos	7,077,432	157,486

In addition, the material terms of the performance goals under company’s 2012 Omnibus Incentive Plan were approved with the following vote totals.

	For	Against	Abstain
Approval of the material terms of the performance goals under the company’s 2012 Omnibus Incentive Plan.	6,892,963	287,385	54,570

While, we view these results as a significant improvement from previous years, the compensation committee strives for continuous improvement and intends to continue its shareholder outreach and other efforts.

401(k) PLAN.

The company has a 401(k) Safe Harbor Profit Sharing Plan that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees are eligible for company matching and discretionary profit sharing contributions. Plan participants may elect to defer up to one hundred percent of their pre-tax gross wages, subject to annual limitations. The company matching contribution is limited to a maximum of four percent of the employee’s annual salary or wage and is fully vested when contributed. Eligibility and vesting of the company’s discretionary profit sharing contribution is subject to the plan participant’s years of service. There has been no discretionary profit sharing contribution since the 401(k) Plan’s inception.

PENSION OR OTHER RETIREMENT PLAN AND DEFERRED COMPENSATION PLANS

Except for the company’s 401(k) Safe Harbor Profit Sharing Plan described above under “Compensation Discussion and Analysis,” we have not had and currently do not have a pension or other retirement plan or a nonqualified deferred compensation plan. Accordingly, the pension benefit table, the nonqualified deferred compensation table, and any related disclosures have been omitted from the discussion below. The company’s 401(k) matching contributions are described in footnote 1 to the Summary Compensation Table below.

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation for services rendered in all capacities awarded to, earned by or paid to our named executive officers during the years ended December 31, 2017, 2016 and 2015. Note that Securities and Exchange Commission rules require us to report stock awards at the grant-date fair value of the entire award in the year of the grant rather than reporting this expense over the service period as we do for financial reporting purposes. Fair value of stock and stock option awards is estimated in accordance with Accounting Standards Codification (ASC) Topic 718 “Compensation—Stock Compensation.” Hence, in the table below, each amount appearing under “Stock Awards” and “Option Awards” is an estimate of the award’s fair value at the grant date, regardless of whether vesting has occurred. Stock awards included in the summary compensation below were, in all cases, restricted stock awards that contain service-only provisions. Thus, the values given for these awards are based on the value of the company’s stock on the grant date. The actual values on the vesting date will almost certainly differ from the estimated values.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation(1)	Total

Paresh Patel	2017	$950,000	—	$1,588,400(2)	$1,247,388(4)	$344,769	$4,130,557
Chief Executive Officer	2016	$934,479	$1,250,000	—	—	$278,148	$2,462,627
	2015	$500,481	$4,000,000	—	—	$364,620	$4,865,101

Mark Harmsworth	2017	$300,000	$100,000	$44,050(2)	—	$65,469	$509,519
Chief Financial Officer	2016	—	—	—	—	—	—
	2015	—	—	—	—	—	—

Richard R. Allen	2017	$250,000	$72,000	$110,125(2)	—	$13,575	$445,700
Senior Vice President Finance	2016	$250,000	$100,000	$80,525(3)	—	$19,038	$449,563
	2015	$250,000	$200,000	$111,150(3)	—	$19,750	$580,900

Andrew L. Graham	2017	$205,000	$90,000	$110,125(2)	—	$16,775	$421,900
General Counsel, and Corporate Secretary	2016	$205,000	$100,000	$80,525(3)	—	$16,637	$402,162
	2015	$205,000	$200,000	$111,150(3)	—	$17,350	$533,500

Anthony Saravanos	2017	$175,000	$90,000	$110,125(2)	—	$18,375	$393,500
President, Real Estate Division	2016	$175,000	$200,000	$80,525(3)	—	$17,438	$472,963
	2015	$175,000	$200,000	$111,150(3)	—	$33,788	$519,938

Karin Coleman	2017	$175,000	$90,000	$110,125(2)	—	$15,575	$390,700
Executive Vice President	2016	—	—	—	—	—	—
	2015	—	—	—	—	—	—

(1)

In 2017, Mr. Patel received $336,000 in cash dividends on unvested restricted stock and $8,769 in company contributions to our 401(k) Plan, Mr. Harmsworth received $56,700 in cash dividends on unvested restricted stock and $8,769 in company contributions to our 401(k) Plan, Mr. Allen received $8,575 in cash dividends on unvested restricted stock and $5,000 in company contributions to our 401(K) Plan, Mr. Graham received $8,575 in cash dividends on unvested restricted stock and $8,200 in company contributions to our 401(K) Plan, Mr. Saravonos received $18,375 in cash dividends on unvested restricted stock, and Ms. Coleman received $8,575 in cash dividends on unvested restricted stock and $7,000 in company contributions to our 401(k) Plan. In 2016, Mr. Patel received $270,000 in cash dividends on unvested restricted stock and $8,148 in company contributions to our 401(k) Plan, Mr. Allen received $8,438 in cash dividends on unvested restricted stock and $10,600 in company contributions to our 401(K) Plan, Mr. Graham received $8,438 in cash dividends on unvested restricted stock and $8,200 in company contributions to our 401(K) Plan, and Mr. Saravanos received $17,438 in cash dividends on unvested restricted stock. In 2015, Mr. Patel received $360,000 in cash dividends on unvested restricted stock and $4,620 in company contributions to our 401(k) Plan, Mr. Allen received $9,150 in cash dividends on unvested restricted stock and $10,600 in company contributions to our 401(k) Plan, Mr. Graham received $9,150 in cash dividends on unvested restricted stock and $8,200 in company contributions to our 401(k) Plan, and Mr. Saravanos received $33,788 in cash dividends on unvested restricted stock.
(2)	See the description, table, and footnotes under “Grants of Plan-Based Awards for 2017” below, which include detail of each of the 2017 grants to our named executive officers.
(3)	See the description, table, and footnotes under “Outstanding Equity Awards at December 31, 2017” below, which include detail of each of these 2016 and 2015 grants.
(4)	This amount was calculated in accordance with ASC Topic 718. The assumptions used in calculating the amount are discussed at Note 20 “Stock-Based Compensation” of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 7, 2018. The company granted no stock purchase options to executive officers in 2016 or 2015.

EMPLOYMENT AGREEMENTS

Certain executives’ compensation and other arrangements are set forth in employment agreements. These employment agreements are described below.

Paresh Patel. On December 30, 2016, we entered into an employment agreement with Mr. Paresh Patel, our chief executive officer. The agreement calls for a four-year term of employment beginning January 1, 2017 and will automatically renew for additional one-year terms unless either party delivers written notice of non-renewal to the other at least 90 days before expiration of the initial term or any renewal term. During the term of the agreement, Mr. Patel will be paid a base annual salary of $950,000 (or a higher amount as may be set from time to time by the company’s Board of Directors). He will be entitled to any additional bonus compensation provided for by resolution of the company’s Board of Directors or applicable committee of the Board of Directors. Mr. Patel will also be entitled to participate in our medical, dental, life, disability and retirement benefits plans, if any, upon substantially the same terms applicable to other company executives.

In the event of termination without good cause, Mr. Patel will be entitled to accrued base salary, accrued vacation pay, and other time off, each through the date of termination. He will also be entitled to severance compensation of his base salary for six months after the date of termination. If we terminate Mr. Patel’s employment for good cause, he will only be entitled to accrued base salary, and accrued vacation pay, and other paid time off, each through the date of termination. If Mr. Patel chooses to terminate his employment, he will be entitled to accrued base salary and accrued vacation pay and other paid time off, each through the date of termination. The agreement provides that during the time of Mr. Patel’s employment and for a period of six months after termination of employment, he will not enter into, engage in, be employed or consult with any business which competes with the company.

Mark Harmsworth. On November 23, 2016, we entered into an employment agreement with Mr. Harmsworth, our chief financial officer. Mr. Harmsworth initially served as senior vice president of finance and later assumed the role of chief financial officer on May 16, 2017. The agreement calls for a four-year term of employment beginning on December 5, 2016 and will automatically renew for additional one-year terms unless either party delivers written notice of non-renewal at least 90 days before expiration of the initial term or any renewal term. During the term of the agreement, Mr. Harmsworth will be paid a base annual salary of $300,000 (or higher amount as may be set from time to time by the company’s Board of Directors). Mr. Harmsworth was paid an initial signing bonus of $15,000 and an additional bonus of $25,000 after one month of employment. In

2017, Mr. Harmsworth is entitled to a bonus of not less than $100,000. He is entitled to any additional compensation provided by resolution of the company’s Board of Directors or applicable committee of the Board of Directors. Mr. Harmsworth was awarded 40,000 shares of restricted stock subject to a four-year vesting period. He is also entitled to participate in our medical, dental, life, disability and retirement benefits plans, if any, upon substantially the same terms applicable to other company executives.

Under his employment agreement, in the event of termination without good cause, Mr. Harmsworth is entitled to accrued base salary, accrued vacation pay, and other time off, each through the date of termination. He will also be entitled to severance compensation of his base salary for 12 months after the date of termination. If we terminate Mr. Harmsworth’s employment for good cause, he will only be entitled to accrued base salary, and accrued paid time off, each through the date of termination. If Mr. Harmsworth chooses to terminate his employment, he will be entitled to accrued base salary and accrued paid time off, each through the date of termination. The agreement provides that during the time of Mr. Harmsworth’s employment and for a period of 12 months after termination of employment, he will not enter into, engage in, be employed or consult with any business which competes with the company.

Mr. Harmsworth’s restricted stock agreement with respect to the 40,000 shares awarded to him at the beginning of his employment provides that if his employment is terminated without good cause, then up to 10,000 of his remaining unvested shares will vest.

Richard R. Allen. On May 1, 2007, we entered into an employment agreement with Mr. Richard R. Allen, our then Chief Financial Officer who now serves as senior vice president of finance. The agreement continues until Mr. Allen’s death, disability, or retirement. Under the terms of the agreement, Mr. Allen is entitled to a base salary of $250,000. He is also eligible to receive an annual bonus, which may be granted at the sole discretion of the Board of Directors. Mr. Allen is entitled to participate in all of our pension, life insurance, health insurance, disability insurance and other benefit plans on the same basis as our other employee officers participate. The agreement provides that, if we terminate Mr. Allen’s employment without cause then he will be entitled to severance compensation in the amount of his base salary and his health and welfare benefits for the six-month period following the date of termination. The agreement provides that if Mr. Allen’s employment is terminated due to death or disability, he will be entitled to any unpaid base salary owing to him up through and including the date of termination. If we terminate Mr. Allen’s employment for cause, he will only be entitled to the unpaid base salary owing to him up through and including the date of termination. If Mr. Allen chooses to terminate his employment, he will only be entitled to the unpaid base salary owing to him up through and including the date of termination. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

GRANTS OF PLAN-BASED AWARDS FOR 2017

The following table sets forth information regarding all plan-based awards granted to our named executive officers during the year ended December 31, 2017. The stock awards identified in the table below are also reported in the table that follows—Outstanding Equity Awards at December 31, 2017.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date Authorized	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Paresh Patel	1/7/17	1/7/17	—	—	—	—	—	—	40,000(1)	—	—	1,588,400
Paresh Patel	1/7/17	1/7/17	—	—	—	—	—	—	—	110,000(5)	$40	1,247,388
Mark Harmsworth	6/6/17	6/6/17	—	—	—	—	—	—	1,000(3)	—	—	44,050
Richard R. Allen	6/6/17	6/6/17	—	—	—	—	—	—	2,500(2)	—	—	110,125
Andrew L. Graham	6/6/17	6/6/17	—	—	—	—	—	—	2,500(2)	—	—	110,125
Anthony Saravanos	6/6/17	6/6/17	—	—	—	—	—	—	2,500(2)	—	—	110,125
Karin Coleman	6/6/17	6/6/17	—	—	—	—	—	—	2,500(2)	—	—	110,125

(1)	On January 7, 2017, Mr. Patel received a restricted stock grant of 40,000 shares. Restrictions on 10,000 will lapse on January 7 of each year beginning January 7, 2018. The grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(2)	On June 6, 2017, the named executive officer received a restricted stock grant of 2,500 shares. Restrictions on 625 shares will lapse on May 20 of each year beginning on May 20, 2018. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(3)	On June 6, 2017, Mr. Harmsworth received a restricted stock grant of 1,000 shares. Restrictions on 250 shares will lapse on May 20 of each year beginning on May 20, 2018. The grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(4)	Represents the aggregate grant date fair value, calculated in accordance with ASC Topic 718, of restricted stock awards granted in 2017. The grant date fair value for each restricted stock award with service-only conditions such as those granted in 2017 is based on the market value of the company’s stock on the grant date.
(5)	On January 7, 2017, Mr. Patel received a grant of 110,000 stock options at an exercise price of $40 per share. Commencing on January 7, 2018 and continuing on the same day of each calendar year thereafter through and including January 7, 2021, the amount of 27,500 options will vest and become exercisable on each such annual vesting date. Once vested, the options may be exercised at any time up to and including January 7, 2027.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table sets forth information regarding outstanding stock option and restricted stock awards held by our named executive officers at December 31, 2017, including the number of shares underlying both exercisable and unexercisable portions of each option as well as the exercise price and expiration date of each outstanding option.

Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paresh Patel	—	110,000(1)	—	$40	1/7/2027	—	—	—	—
	—	—	—	—	—	—	—	200,000(6)	5,980,000
	—	—	—	—	—	40,000(11)	1,196,000	—	—
Mark Harmsworth	—	—	—	—	—	30,000(7)	897,000	—	—
	—	—	—	—	—	1,000(3)	29,900	—	—
Richard R. Allen	—	—	—	—	—	625(2)	18,688	—	—
	—	—	—	—	—	1,250(5)	37375	—	—
	—	—	—	—	—	1,875(8)	56,063	—	—
	—	—	—	—	—	2,500(9)	74,750	—	—
Andrew L. Graham	—	—	—	—	—	625(2)	18,688	—	—
	—	—	—	—	—	1,250(5)	37375	—	—
	—	—	—	—	—	1,875(8)	56,063	—	—
	—	—	—	—	—	2,500(9)	74,750	—	—
Anthony Saravanos	—	—	—	—	—	—	—	12,000(4)	358,800
	—	—	—	—	—	625(2)	18,688	—	—
	—	—	—	—	—	1,250(5)	37375	—	—
	—	—	—	—	—	1,875(8)	56,063	—	—
	—	—	—	—	—	2,500(9)	74,750	—	—
Karin Coleman	—	—	—	—	—	625(2)	18,688	—	—
	—	—	—	—	—	1,250(5)	37375	—	—
	—	—	—	—	—	1,875(8)	56,063	—	—
	—	—	—	—	—	2,500(9)	74,750	—	—

(1)	On January 7, 2017, Mr. Patel was granted 110,000 stock options with an exercise price of $40 and an expiration date of January 7, 2027. The options will vest in equal annual installments over four years, so long as Mr. Patel remains employed by the company.
(2)	On February 28, 2014, 2,500 restricted shares were granted to the named executive officer. Restrictions on 625 shares lapse on January 15 of each year following the year of grant. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(3)	On June 6, 2017, Mr. Harmsworth was granted 1,000 restricted shares. Restrictions on 250 shares will lapse on May 20 of each year beginning on May 20, 2018. The grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(4)	On May 16, 2013, Mr. Saravanos received a restricted stock grant of 24,000 shares. As originally granted, restrictions on 6,000 shares were to lapse one year after the closing price of HCI common shares equals or exceeds each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80 provided Mr. Saravanos remains employed by the company. The $35 price target with respect to this grant was met on October 8, 2013. In March 2016 Mr. Saravanos forfeited 6,000 unvested restricted shares that would have vested one year after the closing price of HCI’s stock equals or exceeds $50 for a period of 20 consecutive days. The grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.

(5)	On May 20, 2015, 2,500 restricted shares were granted to the named executive officer. Restrictions on 625 shares will lapse on May 20 of each year beginning on May 20, 2016. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(6)	On May 16, 2013, Mr. Patel received a restricted stock grant of 400,000 shares. As originally granted, restrictions on 100,000 shares were to lapse one year after the closing price of HCI common shares equaled or exceeded each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80 provided Mr. Patel remained employed by the company. The $35 price target with respect to this grant was met on October 8, 2013. In March 2016, Mr. Patel forfeited 100,000 unvested restricted shares that would have vested one year after the closing price of HCI’s stock equals or exceeds $50 for a period of 20 consecutive days. Mr. Patel has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(7)	On December 5, 2016, Mr. Harmsworth was granted 40,000 restricted shares. Restrictions on 10,000 shares will lapse on December 5 of each year beginning on December 5, 2017. The grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(8)	On June 6, 2016, 2,500 restricted shares were granted to the named executive officer. Restrictions on 625 shares will lapse on May 20 of each year beginning on May 20, 2017. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(9)	On June 6, 2017, 2,500 restricted shares were granted to the named executive officer. Restrictions on 625 shares will lapse on May 20 of each year beginning on May 20, 2018. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(10)	The market value for the shares of stock that have not yet vested was determined using the closing market price of our common stock on December 31, 2017. The closing market price on December 31, 2017 was $29.90 per share.
(11)	On January 7, 2017, Mr. Patel was granted 40,000 shares of restricted stock. Restrictions on 10,000 shares lapse on January 7 of each year following the year of grant. Mr. Patel has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table sets forth information regarding option exercises and stock vested by our named executive officers during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Paresh Patel	30,000	1,319,250	—		—
Mark Harmsworth	—	—	10,000	(4)	297,300
Richard R. Allen	—	—	3,875	(1)	170,291
Andrew L. Graham	—	—	3,875	(2)	170,291
Anthony Saravanos	—	—	1,875	(3)	79,631
Karin Coleman	—	—	3,875	(5)	170,291

(1)	1,085 of these shares were surrendered to cover Mr. Allen’s minimum federal income tax liability, for a net issuance of 2,790 shares. The market value of the shares surrendered was approximately $47,514.
(2)	1,107 of these shares were surrendered to cover Mr. Graham’s minimum federal income tax liability, for a net issuance of 2,768 shares. The market value of the shares surrendered was approximately $48,512.

(3)	585 of these shares were surrendered to cover Mr. Saravanos’ minimum federal income tax liability, for a net issuance of 1,290 shares. The market value of the shares surrendered was approximately $24,799.
(4)	2,735 of these shares were surrendered to cover Mr. Harmsworth’s minimum federal income tax liability, for a net issuance of 7,265 shares. The market value of the shares surrendered was approximately $81,312.
(5)	1,124 of these shares were surrendered to cover Ms. Coleman’s minimum federal income tax liability, for a net issuance of 2,751 shares. The market value of the shares surrendered was approximately $49,287.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

At December 31, 2017, Paresh Patel, Richard Allen and Mark Harmsworth are the only named executive officers due cash compensation in the event of termination of employment. The amount of compensation payable to such named executive officers upon voluntary termination, involuntary termination without cause, termination with cause and termination in the event of permanent disability or death of the executive is set forth above under “Employment Agreements.” Under our 2012 Omnibus Incentive Plan, restricted shares vest immediately upon a change of control unless the surviving entity assumes the obligation or issues replacement securities. Further, restricted shares vest immediately if the holder’s employment is terminated within 12 months after a change in control.

CLAWBACK POLICY

Our compensation committee charter contains a clawback policy. It provides that in appropriate circumstances the committee will require an executive officer to reimburse the company for incentive payments predicated upon financial results that were subsequently restated and filed with the Securities and Exchange Commission.

PAY RATIO

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the total annual compensation of our chief executive officer, Paresh Patel, to the total annual compensation of our median employee.

For 2017, our last completed fiscal year:

•	The median employee total annual compensation (excluding our chief executive officer) was $45,088.

•	Our chief executive officer’s total annual compensation as reported in our 2017 Summary Compensation Table was $4,130,557.

•	The ratio of chief executive officer to median employee total annual compensation was 92 to 1.

In determining the median employee, we prepared a list of employees as of December 31, 2017 which consisted of a total of 412 employees with 325 located in the United States and 87 (21%) located in India. We then identified our median employee based on total annual compensation calculated with the same methodology used for our named executive officers as set forth in our Summary Compensation Table. The components used to determine total annual compensation were annualized for those employees who were not employed for the full year of 2017. We did not adjust for the difference in cost of living between India and the Tampa Bay area. To resolve the issue of selecting a median from an even number of data points, we selected the employee whose salary would yield a higher pay ratio. The median employee is based in the United States.

We have elected to disclose a supplemental ratio that includes the value of health care benefits paid by the company. Because these benefits are provided on a broad, non-discretionary basis, the value is not required to be reported in the Summary Compensation Table. However, if we include the value of these benefits, the total annual compensation of our median employee would increase by $5,576 and the total annual compensation of our CEO would increase by $6,151, resulting in a ratio of our CEO’s annual total compensation to the annual total compensation of our median employee of 82 to 1.

We believe that the pay ratio presented above is a reasonable estimate. Because the Securities and Exchange Commission rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, this pay ratio may not be comparable to the pay ratio reported by other companies.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 11, 2018 by—

•	each person who is known by us to beneficially own more than 5% of our outstanding common stock,

•	each of our directors and named executive officers, and

•	all directors and named executive officers as a group.

The number and percentage of shares beneficially owned are based on 9,372,389 common shares outstanding as of April 11, 2018. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally require that the individual have voting or investment power with respect to the shares. In computing the number of shares beneficially owned by an individual listed below and the percentage ownership of that individual, shares underlying options, warrants and convertible securities held by each individual that are exercisable or convertible within 60 days of April 11, 2018, are deemed owned and outstanding, but are not deemed outstanding for computing the percentage ownership of any other individual. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all individuals listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is HCI Group, Inc., 5300 West Cypress Street, Suite 100, Tampa, Florida 33607.

	Beneficially owned
Name and Address of Beneficial Owner	Number of Shares	Percent

Blackrock, Inc. (10)	1,077,636	11.50%

Dimensional Fund Advisors LP (13)	817,724	8.72%

The Vanguard Group, Inc. (12)	512,479	5.47%

Deutsche Bank AG (14)	595,992	6.36%

LSV Asset Management (15)	586,985	6.26%

Executive Officers and Directors

Paresh Patel (1)	954,500	10.15%

Mark Harmsworth (2)	38,765	*

George Apostolou (4)	117,380	1.25%

Wayne Burks (11)	12,000	*

Andrew L. Graham (9)	30,852	*

James Macchiarola (11)	18,000	*

Jay Madhu (3)	98,176	1.05%

Harish M. Patel (5)	112,000	1.19%

Gregory Politis (6)	414,000	4.42%

Anthony Saravanos (7)	138,182	1.47%

Martin A. Traber (8)	143,683	1.53%

Karin Coleman(16)	17,937	*

All Executive Officers and Directors as a Group (12 individuals)	2,095,475	22.31%

*	Less than 1.0%
(1)	Includes 284,000 shares held by Paresh & Neha Patel, 35,000 shares held in Mr. Patel’s individual retirement account, 27,500 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days, and 270,000 restricted shares. Excludes 192,500 shares issuable pursuant to options that are not currently exercisable or become exercisable within 60 days.
(2)	Includes 31,000 restricted shares.
(3)	Includes 75,000 shares held by Universal Finance & Investments, LLC, voting and investment power over which is held by Mr. Madhu, 2,803 shares held in Mr. Madhu’s individual retirement account, 12,000 restricted shares, and 267 shares held by Mr. Madhu’s son.
(4)	Includes 99,380 shares held by George & Poppe Apostolou and 12,000 restricted shares.
(5)	Includes 64,000 shares held by Harish and Khyati Patel, 20,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days, and 12,000 restricted shares.
(6)	Includes 200,000 shares held by Gregory & Rena Politis and 12,000 restricted shares.
(7)	Includes 80,000 shares held by HC Investment LLC, voting and investment power over which is held by Mr. Saravanos, 1,200 shares held by Anthony & Maria Saravanos as custodian for their son, Kostos Anthony Saravanos, 1,200 shares held by Mr. Saravanos as custodian for his niece, Elliana Tuite, 1,200 shares held by Mr. Saravanos as custodian for his nephew, Nolan Tuite, and 17,625 restricted shares.
(8)	Includes 80,000 shares held by Martin A. Traber 2012 Revocable Trust and 12,000 restricted shares.
(9)	Includes 2,825 shares held in Mr. Graham’s individual retirement account and 5,625 restricted shares.
(10)	This information is based solely on Schedule 13G/A filed with the Securities and Exchange Commission on January 19, 2018 by Blackrock, Inc., 55 East 52nd Street, New York, New York 10055.
(11)	Includes 12,000 restricted shares.
(12)	This information is based solely on Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2018 by The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(13)	This information is based solely on Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2018 by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(14)	This information is based solely on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018 by Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.
(15)	This information is based solely on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2018 by LSV Asset Management, 155 North Wacker Drive, Suite 4600, Chicago, IL 60606.
(16)	Includes 5,625 restricted shares.

OTHER MATTERS

We do not expect any other matters to be brought before the meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy as recommended by the Board of Directors or, if no recommendation is given, in their own discretion using their best judgment.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2019 ANNUAL MEETING

Shareholder proposals intended to be considered for inclusion in next year’s proxy statement and form of proxy for presentation at the 2019 Annual Meeting of Shareholders must comply with Securities and Exchange Commission Rule 14a-8. The deadline for submitting such proposals is December 28, 2018 (120 days before the date of this year’s mailing date without regard to the year), unless the date of the 2019 Annual Meeting is more than 30 days before or after the one-year anniversary date of the 2018 Annual Meeting, in which case proposals must be submitted a reasonable time before we print our proxy materials for the 2019 Annual Meeting.

Shareholders wishing to submit proposals for the 2019 Annual Meeting outside the process of Securities and Exchange Commission Rule 14a-8 must comply with the advance notice and other provisions of Article II, Section 11 of our bylaws. To be timely, notice of the proposal must be received by the company by March 13, 2019, unless the date of the 2019 Annual Meeting is more than 30 days before or after the one-year anniversary date of the 2018 Annual Meeting, in which case the notice must be delivered at least 45 days before the company sends its proxy materials to shareholders for the 2019 Annual Meeting.

Address proposals to HCI Group, Inc., Attention: Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The specific requirements for submitting shareholder proposals are set forth in Article II, Section 11 of our bylaws.

HCI GROUP, INC.

5300 W CYPRESS STREET, SUITE 100

TAMPA, FL 33607

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

     TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
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THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
1.	Election of Directors

Nominees
01	James Macchiarola 02 Harish Patel
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	Ratification of appointment of Dixon Hughes Goodman, LLP as independent registered public accounting firm for fiscal year 2018.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

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HCI GROUP, INC. Annual Meeting of Shareholders May 24, 2018 3:00 PM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Paresh Patel and Andrew L. Graham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HCI GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, EDT on May 24, 2018, at 5300 W. Cypress Street, Suite 105, Tampa FL 33607, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side